Royal Gold Enters into an Option Agreement to Acquire a Royalty on the Kerr-Sulphurets-Mitchell Project

DENVER, COLORADO.  JUNE 16, 2011:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), today announced that it has entered into agreements with Seabridge Gold, Inc. (“Seabridge”) to acquire an option to purchase a 1.25% net smelter return (“NSR”) royalty on all of the gold and silver production from the Kerr-Sulphurets-Mitchell (“KSM”) project in northwest British Columbia. Royal Gold has also agreed to purchase 1,019,000 shares of Seabridge common stock for C$30 million (US$30.6 million using a Canadian Dollar exchange rate of 0.9791 as of June 15, 2011).  The royalty option is contingent upon Royal Gold holding the shares for a minimum of nine months, and paying C$100 million if the option is exercised.

Pursuant to the agreements, Royal Gold may increase the royalty to a 2.0% NSR by purchasing, within 18 months of the first share purchase, an additional C$18.0 million in Seabridge common shares, at a 15% premium to the then market price, holding the additional Seabridge shares for a minimum of nine months, and paying an additional consideration of C$60 million if the option is exercised.

The C$30 million share purchase is priced at a 15.0% premium over the weighted average trading price of Seabridge common shares on the TSX for the five day trading period ending 2 days prior to today’s announcement.  The first share purchase is expected to occur following TSX approval.

Royal Gold does not expect to exercise the royalty option until the project achieves certain permitting and financing requirements and a decision to construct has occurred. The royalty options will remain exercisable for 60 days following Royal Gold’s satisfaction that the project has received all material approvals and permits, has sufficient committed funding for construction, and certain other conditions have been met.  The exercise price for the royalty option is payable in three equal installments over an 18-month period from the date of exercise.  Proceeds of the option exercise will be dedicated to develop and construct the mining operations.

Tony Jensen, Royal Gold President and CEO, stated, “This transaction offers Royal Gold an excellent entry point into one of the largest undeveloped gold deposits in the world.  Once built, the economies of scale are expected to provide for low production costs and a robust production schedule, over a projected 50+ year mine life.  These features, and the advantages of being located in British Columbia, Canada, fit well into our development portfolio as we layer in our next generation of growth.”

The KSM deposit has proven and probable reserves of 2.2 billion tonnes at an average grade of 0.55 grams per tonne of gold (38.5 million ounces), 0.21% copper (10 billion pounds), and 3.04 grams per tonne silver (214 million ounces).  Based on Seabridge’s Preliminary Feasibility Study, precious metal production could average 546,000 ounces of gold and 2.7 million ounces of silver, over the 52-year mine life, at the planned 120,000 tonne per day operating rate. Seabridge is currently conducting exploration with the goal of enhancing economics by converting resources near and within designed pits into reserves.  They are also optimizing the project development options as they move it towards final feasibility.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s portfolio consists of 187 properties on six continents, including interests on 36 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

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Cautionary 'Safe Harbor' Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include when TSX approval is expected to take place for the share purchase, when, and whether, Royal Gold expects to exercise its royalty options on the KSM project, how proceeds from the option exercise will be utilized, whether the KSM project will have economies of scale that provide for low production costs and a robust production schedule, whether Royal Gold’s development portfolio will offer growth, the estimated mine life, reserve estimates, production estimates, conversion of resources into reserves, and when feasibility will be completed on the KSM project.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, the risks inherent in construction, results of further exploration efforts, results of feasibility studies, development and ramp-up of operations of a new mine at the KSM project by an operator who has not previously operated gold mines, decisions and activities of the operator, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions,  as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Most of these factors are beyond the Company's ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504